EXHIBIT 21–SUBSIDIARIES

CROWN ANDERSEN INC.
A Delaware Corporation
306 Dividend Drive
Peachtree City, Georgia 30269
Phone: 1 (770) 486 2000
Fax: 1 (770) 487 5066
www.crownandersen.com
e-mail: a2k@crownandersen.com

Andersen 2000 Inc.
A Delaware Corporation
306 Dividend Drive
Peachtree City, Georgia 30269
Phone: 1 (770) 486 2000
Fax: 1 (770) 487 5066
www.crownandersen.com
e-mail: a2k@crownandersen.com

Montair Andersen bv
A Netherlands Registered Corporation
And Wholly Owned Subsidiary Of
Andersen 2000 Inc.
Heuvelsestraat 14
5967 NG Sevenum
The Netherlands
Phone: 31 77 467 2473
Fax: 31 77 467 3012
www.crownandersen.com
e-mail: info@montair.nl

Griffin Environmental Company, Inc.
A New York Corporation
7066 Interstate Island Road
Syracuse New York 13204
Phone: 1 (315) 451 5300
Fax: 1(315) 451 2338
www.griffinenviro.com
e-mail: cleanair@griffinenviro.com

CROWN ANDERSEN INC. AND SUBSIDIARIES